EXHIBIT 99.1

Adaptive Medias to Webcast Investor Presentation at 10th Annual Singular Research Investor Conference on September 17, 2015

IRVINE, Calif., Sept. 17, 2015 (GLOBE NEWSWIRE) -- Content syndication and monetization company, Adaptive Medias, Inc. (OTCQB:ADTM), a leader in programmatic advertising across mobile, video and online display, today announced that it will be webcasting the Company's presentation at the Singular Research 10th Annual "Best of the Uncovereds" Conference on Thursday, September 17th at the Luxe Sunset Boulevard Hotel in Los Angeles. John B. Strong, Interim Chief Executive Officer, will be presenting at 2:00 PM PT – 2:30 PM in the Pacific Track. Please visit the following link for the live webcast: Adaptive Medias Singular Conference Webcast. The webcast will be archived for 90 days following the live presentation. To request a one-on-one investor meeting with Mr. Strong, please contact Max Pashman at Investor Relations Partners at 818-280-6800 or your Singular Research representative.

ABOUT SINGULAR RESEARCH

Singular Research aims to be the most trusted supplier of independent, trusted, single-source research on small-to-micro cap companies to the small-to-medium sized Hedge Fund manager. Singular Research provides quarterly updates for 20 to 50 companies and makes recommendations. Singular strives to achieve goals by:

  Finding under or overvalued securities: Singular's goal is to provide initiation reports and quarterly updates for approximately 40 micro to small cap companies. In most cases, Singular analysts research companies that are not covered by any other firms.
  Singular provides honest advice: Independent analysts have no financial interest in the stocks covered. Analysts are compensated based on the accuracy of their research calls not through trading commissions or potential deal flow.
  The Singular Research Coverage List track record since inception, August '04, is up 255.3% through December 2014, compared with a gain of 111.2% for the Russell 2000 and 80.8% for the S&P 500 over the same period.

For more information about Singular Research, please visit http://www.singularresearch.com.

ABOUT ADAPTIVE MEDIAS, INC.

Adaptive Medias, Inc. (OTCQB:ADTM) is a leading provider of mobile video delivery and monetization solutions for publishers, content producers and advertisers. The company's comprehensive mobile video technology platform, Media Graph, facilitates the delivery of integrated, engaging video content and impactful ad units across all screens and devices. Adaptive Medias is one of the first companies to offer clients a digital video player built specifically for the mobile world. For more information, please visitwww.adaptivem.com. Follow the Company on Twitter @adaptive_m.

This Press Release may contain certain forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Adaptive Medias, Inc. has tried, whenever possible, to identify these forward-looking statements using words such as "anticipates," "believes," "estimates," "expects," "plans," "intends," "potential" and similar expressions. These statements reflect Adaptive Medias' current beliefs and are based on information currently available to it. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause Adaptive Medias' actual results, performance or achievements to differ materially from those expressed in or implied by such statements. Adaptive Medias undertakes no obligation to update or provide advice in the event of any change, addition or alteration to the information contained in this Press Release including such forward-looking statements.

CONTACT: Investor Contact at Adaptive Medias:
         Max Pashman
         mpashman@irpartnersinc.com
         Phone: 818-280-6800

         Press Contact at Singular Research:
         William Jones, CFA
         wjones@singularresearch.com
         Phone: 267-987-2082